Exhibit 99.1

ADVANCED PHOTONIX

Earnings Call Script
June 30, 2014
4:30 p.m. EST

Operator:  Good day everyone and welcome to Advanced Photonix’s 2014 fourth quarter and year end earnings conference call.  Today’s conference is being recorded.  At this time for opening remarks and introductions, I would like to turn the call over to Mr. Jeff Anderson Advanced Photonix’s CFO.  Please go ahead, sir.

Jeff Anderson:  Thank you, Laura.  Before we get started, I want to remind listeners that this conference call will contain forward-looking statements, which involve known and unknown risks and uncertainties about the Company’s business and the economy and other factors that may cause actual results to differ materially from our expected achievements and anticipated results, including unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; problems with the integration of acquired companies and technology and possible inability to achieve expected synergies; and limited or slower than anticipated customer acceptance of new products which have been and are being developed by the Company.   Please see our press release of today and our periodic reports filed with the Securities Exchange Commission for a fuller statement of such risk factors.

Given these uncertainties, listeners are cautioned not to place undue reliance on any forward-looking statements contained in this conference call.

The forward-looking information given during this teleconference represents management’s expectations and beliefs as at the date hereof.  The continued availability of this teleconference on the internet or through other media does not mean that the Company is reaffirming or confirming its continued validity, except as may otherwise be required by law, the Company expressly disclaims any obligation to update or alter any of the forward looking statements made herein as a result of any event occurrence after the date hereof.

This conference call also contains a presentation of non-GAAP financial measures as defined in the SEC’s Regulation G.  Reconciliations of the non-GAAP financial measures to the Company’s GAAP-based financial statements are included in the Company’s fourth quarter and year end earnings press release dated June 30, 2014 and are available on our web site at: www.advancedphotonix.com

On today’s call, I will review briefly a few financial highlights from our 4th Quarter and year ending March 31, 2014 and then I’ll turn the call over to Rob Risser COO for an update on business activities, who will pass the call onto Richard Kurtz CEO for closing remarks.

Revenues
Our total revenues for fiscal 2014 were $29.0 million, an increase of approximately $5.4 million, or 23%, from revenues of $23.6 million for fiscal 2013. Three of our four market segments showed growth in fiscal 2014 relative to fiscal 2013.

Test and Measurement market revenues were $18.6 million in fiscal 2014, an increase of 23% or $3.5 million from fiscal 2013 revenues due to the full year of activity from the newly acquired net operating assets of Silonex.  Our Test and Measurement revenue in the fourth quarter of the current year decreased 7% or $327,000 from the comparable prior year quarter primarily due to completion of Terahertz contract on the F-35 program.

Telecommunications sales were $6.5 million, an increase of $3.1 million, or more than 90%, from fiscal 2013. The increase in our telecommunications revenues for fiscal 2014 was the result of resolution of supply chain disruptions that allowed us to regain market share at major 100G customers.   Our Telecommunications revenue in the fourth quarter increased approximately 388% ($1.5 million) from the prior year fourth quarter  Market share improvements, market growth, and new awards in China to improve their internet infrastructure explain the improved business conditions.

Military/Aerospace market revenues were $2.7 million in fiscal 2014, a decrease of 34% or $1.4 million from the comparable prior year revenues.  Our military/aerospace market revenue in the fourth quarter of the current year decreased 25% or $182,000 from the prior year fourth quarter.  Both decreases occurred due to completion of the F-35 development contract in these respective periods.

Medical market revenues increased $207,000, or 22%, to $1.1 million from the prior year revenue of $939,000.  Our medical market revenue in the fourth quarter of the current year was similar to the prior year fourth quarter.  These fluctuations are the primary result of the shipment pattern from one customer.

In looking out to next year, we believe Test and Measurement revenues will grow more modestly given there has been a full year of the Silonex revenues in the base.  Most of the growth is expected from forecasted THz product sales.  Telecom revenues in fiscal year 2015 are expected to be up significantly as we supply HSOR products to satisfy the rapidly growing 100 Gigabytes per second infrastructure build out and market share increase coming from China.  The military/aerospace market retrenched significantly in fiscal year 2014 and we plan on slightly higher revenues in fiscal year 2015 given anticipated orders on the F-35, naval hull coating and certain missile programs.  We expect medical market revenues to be flat to slightly down in fiscal year 2015 due to product transitions at a major customer.  Overall, we anticipate fiscal year 2015 growth to exceed 20% on the strength of our HSOR and THz product offerings.

Gross Profit
Gross Profit was $9.6 million or 33% of revenue, compared to the prior year of $8.8 million or 37% of revenue.  Gross profit dollars increased given the higher volumes from the telecom market and the Silonex acquisition and was muted since we shutdown our silicon fabrication activities in the third quarter of fiscal year 2014 incurring special charges of $667,000.  The lower gross profit rate was due primarily to the lower volume of THz contracts during the year.  Gross profit in the fourth quarter of fiscal 2014 was $2.0 million or 29% of revenue versus $2.2 million or 36% of revenue during the prior year fourth quarter given the mix shift out of Terahertz contracts.

Operating Expenses
Our total operating expenses for the quarter were $3.1 million, down about $216,000 from the fourth quarter last year.  For the year, total operating expenses were $13.0 million, or 45% of revenue, compared to $13.2 million, or 56% of revenue last year.  Early in fiscal 2014 we completed several development projects and reduced our engineering headcount to bring our spending more in line with our revenue profile.  This resulted in a drop of spending year over year of $708,000.  Sales, marketing and administrative costs for fiscal 2014 were up $697,000 due to the overheads assumed with the Silonex business purchase, higher commissions from the increased revenue profile, and a reduction in tax credits obtained in the current year.  Intangible amortization declined by approximately $152,000 as we use the cash flow amortization method on the majority of our intangible assets which results in a declining expense profile over the life of the assets.

Financing and Other Income (Expense), net
Our operating loss decreased by $945,000 in fiscal 2014. Include in the fiscal 2014 loss was a onetime fab shut down cost of $667,000. Other income and expense items were up by $822,000 due mostly to higher interest expense and a noncash charge related to our outstanding warrants.  The charge was driven by an increase in our stock price.  As a result of these items, our net loss for fiscal 2014 was $4.3 million or $0.14 per share, as compared to net loss of $4.4 million or $0.14 per share in fiscal 2013, a decrease in the loss of approximately $123,000.

During the past two years, we have been consuming cash because we have been operating at revenue levels below our cash breakeven point (as measured on an EBITDA basis calculated based on our lending agreements), we had business needs to purchase certain equipment and continue patent activities, and have had to pay principal on amortizing term debt.  To fund this activity, we have steadily drawn down our cash balance, liquidated working capital into cash and used our available line of credit with SVB.  As mentioned in previous press releases, the lack of positive EBTIDA pursuant to our lending agreement in December 2013 and the line of credit levels in January 2014 caused us to violate our loan covenants.  To improve our liquidity position, we evaluated many different alternatives for the lowest cost of capital and eventually settled on a secondary offering which was done on a firm underwritten basis by B Riley & Co., LLC in June 2014.  The net proceeds after expenses of approximately $2.9 million were received in June 2014 and were used to pay down our existing line of credit with SVB.  With this cash infusion, our lenders were comfortable revising our terms.  As announced on June 20, 2014, we signed separate amendments with SVB and PFG where SVB agreed to extend the maturity date of the Company’s line of credit to June 2016 and reset the interest rates to a matrix previously established, and both parties agreed to a new convent structure with us reaching a positive adjusted EBITDA on a six month trailing basis by October 2014.

Headwinds that slowed our growth in 2014 are expected to become tailwinds such that we expect revenue levels to increase in fiscal 2015 to a point that we begin generating positive EBITDA.  We believe that with this positive EBITDA, our existing cash and cash equivalents plus availability on our line of credit will provide sufficient liquidity for us for the next twelve months.

I would now like to turn the call over to our  COO, Rob Risser.

Rob Risser:  Thank you, Jeff and good afternoon everyone.  Thank you for joining us on the call today.

We made significant progress in FY14 toward the two goals that we believe will drive shareholder value; revenue growth and positive AEBITDA.  Revenue grew 23% for the year compared to last year driven by 55% organic growth in our HSOR product platform, including a 91% growth in our transmission products primarily with our 100G coherent receiver product offerings, and growth through acquisition in our OPTO solutions Si product platform.  Unfortunately, our revenue growth in these two product platforms was offset by a 47% revenue decline in our THz product platform compared to last year, which caused us to miss our 35% revenue growth target.  Revenue from products introduced in the last 2 years accounted for more than 27% of revenue in FY14.  Our AEBITDA was negative $846,000 for the year compared to a negative $2.2 million last year; an improvement of $1.4 million but short of our goal of positive AEBITDA for the year.  We planned for FY14 to be revenue neutral in our THz product platform and a year of transition marked by rapid product sales growth offset by shrinking contract revenue.  Rapid revenue growth was delayed in our Terahertz product platform due to a longer than anticipated training and sales cycle with our Value Added Reseller channel.

Operationally we had significant accomplishments in each of our product platforms in FY2014 that resulted in revenue growth and improved performance and positions us well for continued organic revenue growth and AEBITDA profitability in FY15.

We had major FY2014 initiatives in cost reduction across all 3 product platforms, new product development in our HSOR and THz product platforms, and market development in our THz product platform.

Cost reductions included closing the OPTO Solutions Si fab in the Ann Arbor facility and outsourcing our Si detector fabrication utilizing larger wafers, outsourcing the assembly and test of many OPTO products to a contract manufacturer in China, and reducing the rental square footage of our OPTO solutions manufacturing facility in CA.  Closing the Si fab in Ann Arbor resulted in onetime expenses of $667K and reduced our GAAP gross profit margin as a percent of sales by 2.3%.  The majority of the benefits of these cost reductions will be realized in our FY2015 and beyond.  We successfully, significantly cost reduced the HSOR and THz product platforms the bill of material and labor efficiency in the competitive 100G products and the T-Ray 5000 product platform.   These cost reductions are necessary in order to stay competitive in the telecom sector, which typically has annual price reductions that need to be offset by product cost reductions, and to cost reduced the T-Ray 5000 in order to penetrate the volume process and quality control markets.   Benefits of these cost reductions were partially realized in FY2014 but will be more fully realized in FY2015 and beyond.

Four new products were developed in our HSOR product platform during the year; including the 100G initial volume shipments of our coherent receiver with Variable Optical Attenuator for the long haul market and the DGM32xr product to test 32 Gb/s fiber channel transceivers and 100 Gb/s Ethernet transceivers that are used in the rapidly growing enterprise market driven by the demand for cloud computing.  In addition, first samples of the 10G APD receiver optical subassembly (or ROSA) targeted at the access and metro transmission market and the 2.5G front side APD targeted at the high volume but price sensitive fiber-to-the-home market were completed in the 4th quarter. The 100G HSOR and Comtest fiber channel products contributed significant revenue in FY14 and the 10G APD ROSA and 2.5G APD front side illuminated detector are just in the customer sampling stage.   Our OPTO Solutions product platform successfully introduced currency validation products with the acquisition of Silonex.    The penetration in the currency validation market would have been very difficult and expensive without the acquisition.   Our cost reduced and factory floor ruggedized THz product, the T-Ray 5000, was introduced during FY14 along with Underwriters Laboratory (UL) safety certification.  In addition, we made significant progress toward in our T-Ray 5000 CE certification during the year.  CE certification is targeted at European market penetration and is required by certain European customers.  In addition, we gained significant traction through our value added reseller channel, which now totals 4 VARS and distributors located in Asia, Europe, and North America.  With these VARs we have successfully penetrated and had factory acceptance of our T-Ray 5000 in the building products, extruded plastics, pipe and research markets.  In addition, we have deployed and are awaiting factory acceptance in the military, paper and pharmaceutical markets.  We are successfully penetrating the industrial early adopters and have a business model that will allow a price point that is attractive for more rapid market acceptance by industrial customers.

During the 4th quarter our sales and marketing expense is typically high since we exhibit at two large trade shows: Photonics West and the Optical Fiber Conference (or OFC).   Both shows were very successful for us this year and confirmed that we have targeted the high growth segments of the markets we participate in.   Photonics West was held in San Francisco this past February which is the primary trade show for our OPTO solutions product platform and also an important show for our THz product platform.  In March we exhibited at OFC in San Francisco, which is the largest conference in the world targeted at the optical communication market.  In addition, it was the fifth consecutive year that we sponsored the Executive Forum at OFC, which is a very cost efficient and high profile way of marketing the company to the industry.  Our 4th quarter also typically reflects the impact of the annual price reductions on telecom transmission products, so the 4th quarter is typically challenging given the price reductions and the large marketing expenses typically incurred when we exhibit at our two largest annual trade shows.

In summary, we made significant progress in FY2014 but fell short of our goals in revenue growth and AEBITDA.  Our HSOR product platform exceeded plan for the year, OPTO solutions grew as a result of the Silonex acquisition but total revenue was below plan for the year, and THz was significantly below plan for the year as market adoption was slower than anticipated in the plan during a transition year driven by product sales.

I would now like to turn the call over to Rick.

Richard Kurtz: Thank you, Rob and good afternoon everyone and thank you for joining us on the call today.

Last year was a year of transition and growth. As already mentioned by Jeff and Rob, we grew revenues by over 20%. We did believe that could have been higher, but delays in integration of Advanced Photonix Canada, combined with a slowdown in Military deliveries and push out of government contract awards for Terahertz slowed our growth in the second half.
Pursuant to our press release of last Friday we did receive the first of two major terahertz development contracts discussed during our mid-quarter update. The first was from the Navy which we propose to build and test a prototype non-contact time-domain terahertz (TD-THz) non-destructive evaluation (NDE) scanning system to acquire sub-surface images beneath submarine acoustic hull coatings. The system will enable the rapid detection of hull defects such as corrosion and gouges hidden beneath submarine hull coating, as well as hull coating material and adhesion defects.
We remain in discussion on the second SBIR Phase II contract for $1.5 Million for the F-35 program.  We are expecting to receive this award during our 2nd quarter Fiscal 2015.

To maintain our leading market position in Terahertz, we have reduced our manufacturing cost for our T-Gauge products, by more than 25% thus allowing us to lower our price points opening more product sales opportunities.  We are continuing to work on new product developments to further lower the cost of a Terahertz solution, thereby allowing us to accelerate market adoption, compete more effectively against older technologies, expand our addressable markets and encourage additions to our Value Added Reseller channel. We are now seeing a strong buildup in potential T-Gauge orders in both the industrial and research markets. We are expecting to more than double the number of T-Gauge product sales this coming year.

We have strengthened our financial position with the equity raise completed quickly and with little impact to the stock price by B. Riley and company. Once again thanks to B. Riley.  As Jeff mentioned we now have a new two year agreement in place with Silicon Valley Bank and the capital in place to manage our growing working capital needs.

We have a growing backlog in our HSOR and in 100G products being driven by China, the Comtest and our long haul markets. The news out of the telecom market is one of growth and opportunity. As Rob has already mentioned our major telecom business demand grew substantially year over year, by more than 90%. We are expecting significant growth this coming year.  Our supply chain has responded to this increase in demand and we are adding capacity every day to meet this growing demand. What our shareholder should keep in mind is that API’s telecommunication business is mostly focused on the 100G market. Our competitors have legacy business in the 10G long haul market that is currently being replaced with the 100G, making the revenues incremental for API, but replacement revenue for our competitors. This makes API truly the only pure play in the 100G long haul market.
We continue to make progress in our new 10G product for Fiber to the home or curb. We expect to have samples available during the calendar year.

In the Optosolutions product platform we are continuing our operational focus with the fabless and off-shore business model. As Jeff and Rob have mentioned we had a non-cash write off within the third quarter for the fab shut down. This will ultimately have a positive effect on the bottom line for Optosolutions and API overall.

As I mentioned in the mid-quarter update call, our Optosolutions group is developing a new product platform based on solid state LED technology, which we have called a tunable light source or TLS. This technology has applications in the Test & Measurement, medical and the lighting industries. It is too early to talk about potential revenue opportunities, but we are excited about getting into new markets and new customers.

We are looking forward to the coming year and are projecting 20% revenue growth year over year. This will be driven by both our HSOR and Terahertz product platforms. We expect that the Optosolutions product platform to continue to grow, but at a lower rate than our other product platforms. By the end of the year we are projecting to be EBITDA positive and generate Non-GAAP Profits.

On behalf of our team, we appreciate your continued support and I would now like to open up this call for your questions.

Operator:  Thank you, sir.  To ask a question, please press the star key followed by the digit one on your telephone.  Also if you’re listening on a speakerphone, you may want to disengage your mute button to allow your signal to reach our equipment.  But once again, that’s star one to ask a question and we’ll pause for just a moment to assemble our question roster.  Star one for questions please.

We’ll take our first question from: -------------  Go ahead please.

[Open question period which was not scripted.]

Closing Remarks

Richard Kurtz:  Well I don’t have anything other then to thank everybody for taking the time to listen to our report today.  I appreciate -- and for our entire team -- we appreciate your continued support of our company.  We are very focused on growing our revenues increasing both non-GAAP and EBITDA and translating this into GAAP profits.
So have a great week and thank you again.

Operator:  Thank you again.  That does conclude today’s conference call.  We appreciate your participation and you may now disconnect.

END